EXHIBIT (a)(1)(E)

Offer to Purchase for Cash

by

Playtika Holding Corp.

Up to 51,813,472 Shares of its Common Stock

At a Cash Purchase Price of $11.58 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE (1) MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 26, 2022, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

August 29, 2022

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated August 29, 2022 (together with any amendments or supplements thereto, the “Offer to Purchase”), the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other related materials (together with any amendments or supplements thereto, the Offer to Purchase and the Letter of Transmittal, the “Offer”) in connection with the offer by Playtika Holding Corp., a Delaware corporation (the “Company”), to purchase for cash up to 51,813,472 shares of its common stock, par value $0.01 per share (each, a “Share,” and collectively, “Shares”), at a price equal to $11.58 per Share (the “Purchase Price”) to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer.

Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by the terms and conditions of the Offer set forth in the Offer to Purchase, the Letter of Transmittal and other related materials.

When used together with a specific time, the term “Expiration Date” refers to the date on which the Offer expires. Upon the terms and subject to the conditions of the Offer, the Company will purchase up to 51,813,472 Shares in the Offer depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer prior to the Expiration Date. The Company will purchase (i) 51,813,472 Shares, if 51,813,472 or more Shares are properly tendered and not properly withdrawn or (ii) all Shares properly tendered and not properly withdrawn in the event that less than 51,813,472 Shares are properly tendered and not properly withdrawn. Only Shares properly tendered and not properly withdrawn will be purchased in the Offer in accordance with the terms and subject to the conditions of the Offer (including provisions described in the Offer to Purchase). Under no circumstances will interest be paid on the Purchase Price for the Shares regardless of any delay in making such payment. All Shares acquired in the Offer, if any, will be acquired at the Purchase Price. The Company reserves the right, in its sole discretion, to change the Purchase Price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission, if more than 51,813,472 Shares are tendered in the Offer the Company may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares.

The Company reserves the right, in its sole discretion, to (i) upon the occurrence of any of certain conditions to the Offer more specifically described in the Offer to Purchase, (a) terminate the Offer and return all tendered Shares to the tendering stockholders, (b) extend the Offer and, subject to the withdrawal rights set forth in the Offer to Purchase, retain all of the tendered Shares until the expiration of the Offer as so extended, (c) waive a condition of the Offer and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date or (d) delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of such condition, or (ii) amend the Offer in any respect, subject to applicable law.

If the terms and conditions of the Offer have been satisfied or waived and 51,813,472 Shares or less are properly tendered and not properly withdrawn prior to the Expiration Date, the Company will buy all Shares properly tendered and not properly withdrawn.

Upon the terms and subject to the conditions of the Offer, if more than 51,813,472 Shares, or such greater number of shares as the Company may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Date, the Company will purchase properly tendered and not properly withdrawn shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below. Such proration will apply to all stockholders without priority, including “odd lot” holders (e.g., stockholders who own, beneficially or of record, less than 100 shares and who properly tender all of those shares). As a result, it is possible that, even if the Offer is completed, all of the Shares that a stockholder tenders in the Offer may not be purchased. If proration of tendered Shares is required, the Company will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares, proration for each stockholder tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders.

As a result of the foregoing, it is possible that fewer than all Shares that you tendered will be purchased even though those Shares were properly tendered and not properly withdrawn. Shares not purchased in the Offer, including Shares not purchased because of proration, will be returned to you at the Company’s expense promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

The Offer is not conditioned on a minimum number of Shares being tendered. The Offer is subject to certain conditions and may be amended or terminated by the Company under certain circumstances. See Section 6 of the Offer to Purchase.

We are the owner of record of Shares held for your account. As such, we are the only one who can tender your Shares, and we can tender your Shares only pursuant to your instructions. THE COMPANY IS SENDING YOU THE LETTER OF TRANSMITTAL AND OTHER TENDER OFFER MATERIALS FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT OR ANY OTHER MATERIALS TO TENDER SHARES THE COMPANY HOLDS FOR YOUR ACCOUNT.

Please instruct the Company as to whether you wish the Company to tender any or all of the Shares the Company holds for your account in accordance with the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may tender your Shares at a price equal to $11.58 per Share, as indicated in the attached Instruction Form, to be paid to you in cash, less any applicable withholding taxes and without interest.

2.	You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

3.

The Offer, proration period and withdrawal rights will expire at one (1) minute after 11:59 P.M., New York City time, on September 26, 2022, unless the Company extends or terminates the Offer in accordance with the terms and subject to the conditions of the Offer, subject to applicable law.

4.

Tendering stockholders who are tendering Shares registered in their name and who are tendering such Shares directly to the Depositary (as defined in the Offer to Purchase) will not be obligated to pay any brokerage commissions or fees to the Company or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company’s purchase of Shares under the Offer.

As more fully described in the Offer to Purchase, pursuant to Israeli tax law, the Company may be required to withhold up to 25% (for individual stockholders) or 23% (for all other stockholders) from the cash payment (if any) made to you with respect to Shares tendered by you and accepted for payment by the Company pursuant to the Offer, unless you are either (1) eligible for a full exemption from such tax and complete and submit to the Company the enclosed Declaration of Status for Israeli Income Tax Purposes (“Declaration Form”) and attach additional required documentation confirming your non-Israeli residency together with your tender instructions, or (2) otherwise eligible for an exemption or a more favorable Israeli withholding tax rate. The Company is (or the Company’s nominee is) the holder of record of Shares held by the Company for your account and therefore, you may submit the Declaration Form only to the Company and by doing so, you also acknowledge that the Company may forward such form (as well as related information) to the Depositary, the Information Agent (as defined in the Offer to Purchase) and any person authorized by the Company. You are urged to consult your tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any withholding tax reduction or exemption, and the refund procedure).

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO THE COMPANY WITH AMPLE TIME TO PERMIT THE COMPANY TO SUBMIT A TENDER ON YOUR BEHALF AND, IF YOU COMPLETED THE DECLARATION FORM (AND ATTACHED ADDITIONAL REQUIRED DOCUMENTATION CONFIRMING YOUR NON-ISRAELI RESIDENCY), REQUEST AN EXEMPTION FROM ISRAELI WITHHOLDING TAX ON YOUR BEHALF, BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE (1) MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 26, 2022, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

If you wish to have the Company tender any or all of your Shares, please (1) so instruct the Company by completing, executing, detaching and returning the attached Instruction Form to the Company and (2) if applicable to you, complete, execute and return to the Company the Declaration Form enclosed to this letter. If you authorize the Company to tender your Shares, the Company will tender all such Shares unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely under the Offer to Purchase, the Letter of Transmittal and related materials, and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof will not be in compliance with the securities, “blue sky” or other applicable laws of such jurisdiction.

INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 29, 2022 (together with any amendments or supplements thereto, the “Offer to Purchase”), the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other related materials (together with any amendments or supplements thereto, the Offer to Purchase and the Letter of Transmittal, the “Offer”) in connection with the offer by Playtika Holding Corp., a Delaware corporation (the “Company”), to purchase up to 51,813,472 shares of common stock, par value $0.01 per share (each, a “Share,” and collectively, “Shares”), at a price equal to $11.58 (the “Purchase Price”) per Share to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase.

The undersigned hereby instruct(s) you to tender to the Company the number of Shares indicated below, or, if no number is specified, all Shares you hold for the account of the undersigned, at the price per Share indicated below, upon the terms and subject to the conditions of the Offer.

Aggregate Number Of Shares To Be Tendered

By You For The Account Of The Undersigned:                  Shares.

SIGNATURE

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